================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement      [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                           (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             BOYKIN LODGING COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: Not Applicable Not Applicable

     (2) Form, Schedule or Registration Statement No.: Not Applicable

     (3) Filing Party: Not Applicable

     (4) Date Filed: Not Applicable

================================================================================

                             BOYKIN LODGING COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ------------------------

     Notice is hereby given that the Annual Meeting of Shareholders of Boykin Lodging Company will be held at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio 44122, on Tuesday, May 26, 1998, at 10:00 a.m., Cleveland, Ohio, time, for the following purposes:

          1. To elect seven directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified;

          2. To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in said reports is contemplated; and

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 30, 1998, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Boykin Lodging Company is Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115.

                                          By order of the Board of Directors,

                                          RAYMOND P. HEITLAND,
                                          Secretary

Dated: April 23, 1998

                            YOUR VOTE IS IMPORTANT.
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

THE COMPANY RECENTLY MAILED TO ITS SHAREHOLDERS A SEPARATE JOINT PROXY STATEMENT/PROSPECTUS AND PROXY CARD RELATING TO ITS PROPOSED MERGER WITH RED LION INNS LIMITED PARTNERSHIP. BOTH THE PROPOSED MERGER AND THE ANNUAL MEETING OF SHAREHOLDERS REQUIRE SEPARATE SHAREHOLDER ACTION. YOUR VOTE IS IMPORTANT FOR BOTH THE PROPOSED MERGER AND THE ANNUAL MEETING.

                             BOYKIN LODGING COMPANY

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Boykin Lodging Company, an Ohio corporation (the "Company"), to be held at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio 44122, on Tuesday, May 26, 1998, at 10:00 a.m., Cleveland, Ohio, time, and at any adjournment thereof. This proxy statement and the accompanying notice and proxy will first be sent to shareholders by mail on or about April 23, 1998.

     Annual Report. A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 is enclosed with this proxy statement.

     Solicitation and Revocation of Proxies. This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, regular employees of the Company or its affiliates may solicit proxies by telephone or facsimile.

     If the enclosed proxy is signed and returned, the shares represented thereby will be voted in accordance with any specification made therein by the shareholder. In the absence of any such specification, they will be voted to elect the director nominees set forth under the heading "Election of Directors." A shareholder's presence at the meeting, without more, will not operate to revoke his or her proxy. The proxy is revocable by a shareholder at any time insofar as it has not been exercised by executing and delivering a later-dated proxy or by giving notice to the Company in writing at its address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting.

     Outstanding Shares. The close of business on March 30, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date, the Company's voting securities outstanding consisted of 14,042,251 Common Shares, without par value, each of which is entitled to one vote at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company common shares (the "Common Shares") as of February 28, 1998, by: (a) the Company's directors (all of whom are also nominees for director); (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (d) the Company's executive officers and directors as a group.

                                                               NUMBER OF SHARES     PERCENT
                NAME OF BENEFICIAL OWNER(1)                   BENEFICIALLY OWNED    OF CLASS
                ---------------------------                   ------------------    --------
Capital Growth Management Limited Partnership...............       943,000(2)         6.71%
  One International Place
  Boston, MA 02110
Robert W. Boykin(3).........................................        93,433(4)            *
Raymond P. Heitland(3)......................................        18,334(5)            *
Mark L. Bishop..............................................        25,000(6)            *
Paul A. O'Neil(3)...........................................        26,000(7)            *
Andrew C. Alexander.........................................             0               0
Michael D. Murphy...........................................             0               0
Albert T. Adams.............................................         5,000(8)            *
Lee C. Howley, Jr...........................................        12,000(8)            *
Frank E. Mosier.............................................         5,000(8)            *
William H. Schecter.........................................             0               0
Ivan J. Winfield............................................         6,000(8)            *
All Executive Officers and Directors as a Group.............       190,767            1.36%

---------------

  * Less than 1%.

(1) Unless otherwise indicated, a beneficial owner has sole voting and investment power with respect to all Common Shares set forth opposite his name.

(2) The Common Shares are held in investment accounts maintained with Capital Growth Management Limited Partnership ("Capital Growth") as of December 31, 1997. Capital Growth disclaims any beneficial interest in such shares. Capital Growth has advised that it has sole voting and shared dispositive power as to such shares.

(3) Robert W. Boykin owns 577,112 limited partnership interests ("Units") in Boykin Hotel Properties, L.P., an Ohio limited partnership (the "Partnership"); John E. Boykin and William J. Boykin, Robert W. Boykin's brother and father, own 484,381 and 150,000 Units, respectively; and Raymond
    P. Heitland and Paul A. O'Neil own 10,650 and 1,400 Units, respectively. The Company owns approximately a 90.3% general partnership interest in the Partnership. Under the Amended and Restated Agreement of Limited Partnership of the Partnership, each of Robert W. Boykin, John E. Boykin, William J. Boykin, Raymond P. Heitland and Paul A. O'Neil may cause the Partnership to purchase his Units on or after November 4, 1999, for cash (the purchase price of one Unit, subject to certain factors, being equal to the market value of one Common Share of the Company). However, the Company may elect, subject to certain conditions, to deliver Common Shares of the Company, in lieu of cash, in exchange for tendered Units. Assuming conversion of their Units into Company Common Shares, Robert W. Boykin and John E. Boykin would beneficially own 4.37% and 3.16%, respectively, of the Company. Each of William J. Boykin, Raymond P. Heitland and Paul A. O'Neil would beneficially own less than 1% of the Company.

(4) Includes 73,333 common shares which Mr. Boykin has the right to acquire through the exercise of a share option and 20,000 common shares which are owned by Boykin Management Company Limited Liability Company, an Ohio limited liability company ("BMC"), in which Mr. Boykin indirectly owns approximately a 54% equity interest.

(5) Includes 13,333 common shares which Mr. Heitland has the right to acquire through the exercise of a share option.

(6) Represents the 25,000 common shares which Mr. Bishop has the right to acquire through the exercise of a share option.

(7) Includes 25,000 common shares which Mr. O'Neil has the right to acquire through the exercise of a share option.

(8) Includes 5,000 common shares which each of Messrs. Adams, Howley, Mosier and Winfield have the right to acquire through the exercise of a share option.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Code of Regulations, the number of directors has been fixed at seven. At the Annual Meeting of Shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named, each to serve until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified.

     The director nominees are identified in the following table. Each is currently a director of the Company and was elected as a director at the 1997 Annual Meeting of Shareholders, except Mr. Schecter, who was elected by the Board of Directors in August 1997 to fill a vacancy.

     If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                            EXPIRATION
                                                               PERIOD        OF TERM
                             PRINCIPAL OCCUPATION            OF SERVICE     FOR WHICH
   NAME AND AGE             AND BUSINESS EXPERIENCE         AS A DIRECTOR    PROPOSED
   ------------             -----------------------         -------------   ----------
 Robert W. Boykin    Chairman of the Board of Directors,    1996 to date       1999
        48           President and Chief Executive Officer
                     of the Company
Raymond P. Heitland  Secretary and Chief Financial Officer  1996 to date       1999
        62           of the Company
  Albert T. Adams    Partner, Baker & Hostetler LLP         1996 to date       1999
        47
Lee C. Howley, Jr.   President, Howley & Company            1996 to date       1999
        50
  Frank E. Mosier    Director of Associated Estates Realty  1996 to date       1999
        67           Corporation
William H. Schecter  President of National City Capital     1997 to date       1999
        55           Corporation
 Ivan J. Winfield    Associate Professor at Baldwin-        1996 to date       1999
        63           Wallace College

     Each of the nominees for election as a director has engaged in the principal occupation or activity indicated for at least five years, except as described below.

     Mr. Boykin served as the President and Chief Executive officer of Boykin Management Company from 1985 until November 1996. Mr. Heitland served as the Chief Financial Officer of Boykin Management Company from 1970 until November 1996. Mr. Mosier served as Vice Chairman of the Advisory Board of BP America Inc., a producer and refiner of petroleum products, from August 1991 to August 1993. Mr. Winfield served as managing partner of Coopers & Lybrand, L.L.P.'s Northeast Ohio practice from 1990 until October 1994.

     Mr. Adams is a director of Developers Diversified Realty Corporation and Associated Estates Realty Corporation. Mr. Howley is a director of Captec Net Lease Realty, Inc., LESCO, Inc. and International Total Services, Inc., and currently serves as Co-Chairman of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio. Mr. Mosier is a director of Associated Estates Realty Corporation. Mr. Schecter is a director of NatCity Investments, a registered investment company. Mr. Winfield is a director of HMI Industries, Inc. and International Total Services, Inc. and a trustee of the Fairport Funds.

     During the fiscal year ended December 31, 1997, the Board of Directors held ten meetings. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Compensation Committee and a Long-Term Incentive Plan Committee. The Board of Directors does not have a Finance or Nominating Committee. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served.

     The Audit Committee comprises Messrs. Adams, Howley, Mosier, Schecter and Winfield. During the fiscal year ended December 31, 1997, the Audit Committee held one meeting. The Audit Committee recommends annually to the Board of Directors the independent public accountants for the Company, reviews with the independent public accountants the arrangements for and scope of the audits to be conducted by them and the results of those audits, and reviews various financial and accounting matters affecting the Company.

     The Executive Committee comprises Messrs. Boykin, Heitland and Adams. During the fiscal year ended December 31, 1997, the Executive Committee took action by unanimous written consent on four occasions. The Executive Committee, during the intervals between the meetings of the Company's Board of Directors, possesses and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company, except as otherwise provided (i) by law, (ii) in the Amended and Restated Articles of Incorporation of the Company or in the Code of Regulations of the Company (in each case as amended from time to time), or (iii) by action of the Board of Directors.

     The Compensation Committee comprises Messrs. Adams, Howley, Mosier, Schecter and Winfield. During the fiscal year ended December 31, 1997, the Compensation Committee held one meeting. The Compensation Committee periodically reviews and determines the compensation, including fringe benefits and incentive compensation, of officers and management personnel of the Company.

     The Long-Term Incentive Plan Committee, which comprises Messrs. Howley, Mosier, Schecter and Winfield, administers the Company's Long-Term Incentive Plan and determines the employees of the Company who may participate in the grant of any award (including share options), and the terms thereof, under the Long-Term Incentive Plan. During the fiscal year ended December 31, 1997, the Long-Term Incentive Plan Committee held one meeting and took action by unanimous written consent on one occasion.

     Directors' Compensation. Each director is compensated at the rate of $20,000 per year ($16,000 for 1997). Each director also receives $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee. Employees and officers of the Company or of a subsidiary of the Company who are also directors are not paid any such director fees. On December 2, 1997, each director who was not an employee of the Company (Messrs. Adams, Howley, Mosier, Schecter and Winfield) received an option for 5,000 Common Shares, exercisable at $25.62 per share on and after December 2, 1998.

     Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Company's Directors' Deferred Compensation Plan (the "Deferred Plan"). The Deferred Plan, which is administered by Company officers who are not eligible to participate in it, is unfunded and participants' contributions are converted to units, the value of which fluctuate according to the market value of the Company's Common Shares. During his term as a director, Mr. Adams has deferred compensation represented by 1,430 units. As of February 28, 1998, those units were valued at $35,482.

COMPENSATION COMMITTEE REPORT

     Introduction. The Compensation Committee (the "Committee") is responsible for determining the compensation to be paid to the Company's executive officers. The Committee is also responsible for making major policy decisions with respect to health care and other benefit plans. The Long-Term Incentive Plan is administered by the Company's Long-Term Incentive Plan Committee, which consists of all of the members of the Committee except Mr. Adams.

     The Committee's philosophy with respect to the compensation of the Company's executive officers is (i) to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and align their compensation with the Company's overall business strategies, and
(ii) through the Long-Term Incentive Plan Committee, to provide each executive officer with a significant equity stake in the Company through share options.

     To this end, the Committee determines executive compensation with a focus on compensating executive officers based on their responsibilities and the Company's performance. The primary components of the Company's executive compensation program are (i) base salaries and certain other annual compensation, (ii) bonuses and (iii) share options.

     Base Salaries and Other Annual Compensation. The base salaries and certain other compensation for the Company's executive officers in 1997 were determined with reference to their experience in the industry, together with comparisons of compensation paid by companies of similar size in the real estate investment trust industry--including certain, but not all, of the companies included in NAREIT (the National Association of Real Estate Investment Trusts). This compensation was determined after consulting with the Company's financial advisors and the managing underwriters of the Company's November 1996 initial public offering.

     The initial base salaries for Messrs. Boykin, Heitland and Bishop are set forth in employment agreements entered into between those officers and the Company as of November 4, 1996. These agreements provide for initial annual base salaries of $250,000, $150,000 and $140,000, respectively, for Messrs. Boykin, Heitland and Bishop. Mr. O'Neil's initial base salary of $140,000 was set in May 1997. See "Employment Agreements and Arrangements." In addition, each of the employment agreements and Mr. O'Neil's employment arrangement provides for use of an automobile, health insurance and certain other benefits. The Committee believes that these annual compensation packages are commensurate with Messrs. Boykin's, Heitland's, Bishop's and O'Neil's experience and responsibility.

     Bonuses. Mr. Boykin is entitled to a bonus of from 10% to 90% of his annual base salary, and Messrs. Heitland, Bishop and O'Neil are entitled to bonuses of from 5% to 45% of their annual base salaries, if Funds From Operations per Common Share for the year exceed, by 5% to 20% or more, the Funds From Operations per Common Share for the immediately preceding year. The formula for determining these bonuses was determined after consultation with the managing underwriters of the Company's November 1996 initial public offering. "Funds From Operations" means income (loss) before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate-related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

     Share Options. All of the Company's executive officers are eligible to receive options to purchase Common Shares of the Company under the Long-Term Incentive Plan. The Company's Long-Term Incentive Plan permits the Long-Term Incentive Plan Committee to grant share option awards which are designed to encourage and enable key employees of the Company to acquire a larger share ownership and personal financial interest in the Company. The Compensation Committee believes that share option awards subject to periodic vesting enable the Company to attract and retain qualified individuals for service with the Company. Individual option grants, with exercise prices at least equal to the fair market value of the Company's Common Shares on the date of grant, are determined by the Long-Term Incentive Plan Committee based on the executive's current performance, potential for future responsibility, and the impact of the particular executive officer's performance on the operational results of the Company. Share option awards made during the last fiscal year to the named executive officers of the Company are set forth in "Option Grants in Last Fiscal Year" on page 7 of this proxy statement.

                                                  Albert T. Adams
                                                  Lee C. Howley, Jr.
                                                  Frank E. Mosier
                                                  William H. Schecter
                                                  Ivan J. Winfield

                             EXECUTIVE COMPENSATION

     The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers. The amounts for fiscal year 1996 reflect compensation paid by the Company from November 4, 1996 (the date of its initial public offering) through the end of the fiscal year. The Company did not pay compensation for any period prior to November 4, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                               --------------------
                                                 ANNUAL COMPENSATION                  AWARDS
                                          ----------------------------------   --------------------
                                                                   OTHER       RESTRICTED                 ALL
                                                                   ANNUAL        SHARE       SHARE       OTHER
           NAME AND              FISCAL    SALARY     BONUS     COMPENSATION    AWARD(S)    OPTIONS   COMPENSATION
      PRINCIPAL POSITION          YEAR      ($)        ($)         ($)(1)         ($)       (#)(2)       ($)(3)
      ------------------         ------   --------   --------   ------------   ----------   -------   ------------
Robert W. Boykin                  1997    $251,181   $225,000     --            --           25,000     $158,727
Chairman, President               1996      41,896     18,853     --            --          250,000        1,046
and Chief Executive               1995          --         --     --            --               --           --
Officer

Raymond P. Heitland               1997     150,486     67,500     --            --            5,000       33,900
Chief Financial Officer           1996      25,137      5,027     --            --           75,000          570
and Secretary                     1995          --         --     --            --               --           --

Mark L. Bishop                    1997     140,454     63,000     --            --            5,000       30,947
Senior Vice President -           1996      23,462      4,692     --            --           75,000           --
Acquisition                       1995          --         --     --            --               --           --

Paul A. O'Neil(4)                 1997      87,453   88,625(5)    --            --           80,000       20,015
Treasurer                         1996          --         --     --            --               --           --
                                  1995          --         --     --            --               --           --

Andrew C. Alexander(6)            1997      42,852     19,110     --            --           23,500        6,338
Corporate Counsel                 1996          --         --     --            --               --           --
                                  1995          --         --     --            --               --           --

---------------

(1) No named executive officer received total perquisites and other personal benefits above the threshold amounts specified in the regulations promulgated by the Securities and Exchange Commission.

(2) See the Option table on page 7 for a schedule of options vesting.

(3) Amounts shown represent the Company's contributions on behalf of each of the named executive officers to the Company's money purchase pension plan and on behalf of Messrs. Boykin ($6,600), Heitland ($3,900) and Bishop ($2,625) to the Company's nonqualified savings plan. Of the amount shown for Mr. Boykin, $122,127 constitutes the aggregate amount of life insurance premiums paid by the Company on two split-dollar life insurance policies.

(4) Mr. O'Neil commenced employment with the Company on May 20, 1997.

(5) Includes 1,000 shares granted to Mr. O'Neil on December 2, 1997 under the Company's Long-Term Incentive Plan.

(6) Mr. Alexander commenced employment with the Company on July 30, 1997.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     Robert W. Boykin, Raymond P. Heitland and Mark L. Bishop entered into employment contracts with the Company in connection with the Company's November 1996 initial public offering. Mr. Boykin's agreement provides for an initial three-year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving two years' prior written notice. The agreements for Messrs. Heitland and Bishop both provide for one year terms that are automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving six months' prior written notice. Mr. Heitland's and Mr. Bishop's employment agreements are currently in effect until December 31, 1998. Each of Messrs. Boykin, Heitland and Bishop is prohibited from competing with the Company during the term of his employment agreement and, in the case of Messrs. Boykin and Heitland, for a term of two years thereafter and, in the case of Mr. Bishop, for a term of six months thereafter.

     Each agreement provides for the annual base salary and bonus described under the Compensation Committee Report, and for the use of an automobile, medical and dental benefits, vacation and sick leave and certain additional compensation. Mr. Boykin's employment agreement also provides for membership in a country club, a golf club and a downtown business club and for certain life insurance benefits.

     In May 1997, the Company entered into an employment arrangement with Paul
A. O'Neil. The arrangement provides for an initial one year term that will be extended for an additional year at the end of each year of the arrangement, subject to the right of either party to terminate the arrangement by giving six months' prior written notice. Mr. O'Neil is entitled to the use of an automobile, medical and dental benefits, vacation and sick leave and certain additional benefits available to the Company's other executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                          --------------------------------------------                    POTENTIAL REALIZABLE
                                       PERCENTAGE OF                                        VALUE AT ASSUMED
                                       TOTAL OPTIONS                                      ANNUAL RATES OF STOCK
                                         GRANTED TO                                      PRICE APPRECIATION FOR
                                         EMPLOYEES                                           OPTION TERM(3)
                           OPTIONS         FISCAL       EXERCISE PRICE    EXPIRATION     -----------------------
          NAME            GRANTED(1)      YEAR(2)         ($/SHARE)          DATE            5%          10%
          ----            ----------   --------------   --------------   -------------   ----------   ----------
Robert W. Boykin            25,000         16.83%           $25.62       December 2007   $  402,791   $1,020,777
Raymond P. Heitland          5,000          3.36%           $25.62       December 2007       80,558      204,155
Mark L. Bishop               5,000          3.36%           $25.62       December 2007       80,558      204,155
Paul A. O'Neil              75,000(4)      50.50%           $22.31       May 2007         1,052,009    2,666,692
                             5,000          3.36%           $25.62       December 2007       80,558      204,155
Andrew C. Alexander         20,000(5)      13.46%           $23.28       July 2007          292,733      742,036
                             3,500          2.35%           $25.62       December 2007       56,391      142,908

---------------

(1) Options are not exercisable during the first 12 months after the date of grant, except as described in footnote 4.

(2) Based on 148,500 options granted to all employees during the fiscal year.

(3) These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company's shares. No gain to optionees is possible without an actual increase in the price of the Company's shares, which would benefit all of the Company's shareholders. All calculations are based on a ten-year option period.

(4) The option was granted in May 1997 in connection with Mr. O'Neil's commencement of employment. The option provides for vesting with respect to 25,000 shares in each of November 1997, November 1998 and November 1999.

(5) The option was granted in July 1997 in connection with Mr. Alexander's commencement of employment. The option provides for vesting with respect to 6,666 shares in July 1998 and 6,667 shares in each of July 1999 and July 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF
                                                                   NUMBER OF          UNEXERCISED
                                                                  UNEXERCISED        IN-THE-MONEY
                                                                  OPTIONS AT          OPTIONS AT
                                                                FISCAL YEAR-END     FISCAL YEAR-END
                                   SHARES          VALUE              (#)               ($)(1)
                                 ACQUIRED ON      REALIZED       EXERCISABLE/        EXERCISABLE/
             NAME                EXERCISE(#)        ($)          UNEXERCISABLE       UNEXERCISABLE
             ----                -----------   --------------   ---------------   -------------------
Robert W. Boykin                    --             --           73,333/201,667    $472,265/$1,158,235
Raymond P. Heitland                 5,000         $27,800        13,333/61,667         85,865/369,035
Mark L. Bishop                      --             --            25,000/55,000        161,000/326,100
Paul A. O'Neil                      --             --            25,000/55,000        103,250/210,600
Andrew C. Alexander                 --             --               -0-/23,500             -0-/66,070

---------------

(1) Represents the difference between the aggregate exercise price of the options and the closing price of the Company's Common Shares of $26.44 per share on December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Albert T. Adams, a member of the Compensation Committee, is a partner in Baker & Hostetler LLP, which acts as general legal counsel for the Company. The Company expects that Baker & Hostetler LLP will continue to provide legal services in that capacity in 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company owns approximately a 90.3% general partnership interest in the Partnership. Robert W. Boykin, Chairman, President and Chief Executive Officer of the Company, owns 577,112 Units (a 4.3% limited partnership interest) in the Partnership. John E. Boykin and William J. Boykin, Robert W. Boykin's brother and father, own 484,381 and 150,000 Units, respectively. Raymond P. Heitland, a director and the Chief Financial Officer of the Company, and Paul A. O'Neil, the Treasurer of the Company, own 10,650 and 1,400 Units, respectively. See "Security Ownership of Certain Beneficial Owners and Management."

     The Partnership owns 15 hotels that it leases, under percentage leases, to BMC. Robert W. Boykin and his brother John E. Boykin indirectly own approximately a 54% and a 46% equity interest, respectively, in BMC. John E. Boykin is a director and the secretary of BMC, and Robert W. Boykin and Paul A. O'Neil are directors of BMC. For the fiscal year ended December 31, 1997, BMC paid to the Partnership approximately $34.8 million in rent. In 1998, BMC will continue to pay the Partnership rent under the percentage leases.

     The Company entered into an Agreement and Plan of Merger (the "Merger Agreement") on December 30, 1997 with Red Lion Inns Limited Partnership ("Red Lion") and certain related parties, pursuant to which the Company agreed to acquire (through the Partnership) the portfolio of 10 DoubleTree licensed hotels containing 3,062 rooms owned by Red Lion (the "DoubleTree Hotels"). The DoubleTree Hotels are currently leased by Red Lion Inns Operating L.P. to Westboy LLC, a wholly owned subsidiary of BMC. If the merger is completed, the Partnership will own Red Lion Inns Operating L.P., which will continue to lease the hotels to Westboy LLC. Westboy LLC will then pay Red Lion Inns Operating L.P. rent for the DoubleTree Hotels under a percentage lease.

     The Company believes that the leases with BMC are as favorable to the Company and the Partnership as leases with independent third party lessees would be, and that the lease with Westboy LLC (if the proposed merger is completed) will be as favorable to the Company and the Partnership as a lease with an independent third party lessee would be.

     On September 5, 1997, BMC purchased 20,000 Common Shares from the Company for $490,625. The purchase price of $24.53 per share was equal to the per Unit price paid by the Company from the proceeds of the sale to purchase Units from two unrelated parties. The per Unit price was based on the average closing price of the Company's Common Shares on the New York Stock Exchange for a recent 10-day trading period in accordance with the agreement under which the Company purchased the Units. BMC intends to use the 20,000 Common Shares in connection with an incentive compensation plan for its senior executives.

     Albert T. Adams, a director of the Company, is a partner in Baker & Hostetler LLP, which acts as general legal counsel for the Company. The Company expects that Baker & Hostetler LLP will continue to provide legal services in that capacity in 1998.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Common Shares with the cumulative total return of a hypothetical investment in each of the New York Stock Exchange Market Index and the Media General Financial Services, Inc. Industry Group 432 (Real Estate Investment Trusts) Index based on the respective market price of each such investment at October 29, 1996, December 31, 1996, March 31, 1997, June 30, 1997, September 30, 1997 and December 31, 1997, assuming in each case an initial investment of $100 on October 29, 1996, and reinvestment of dividends.

               Measurement Period                      Boykin           Industry
             (Fiscal Year Covered)                  Lodging Co.          Index          Broad Market
10/29/96                                                    100.00            100.00            100.00
12/31/96                                                    121.50            114.26            105.25
3/31/97                                                     112.93            114.90            107.11
6/30/97                                                     125.98            121.08            124.42
9/30/97                                                     143.19            133.14            134.45
12/31/97                                                    144.01            134.64            138.58

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, on or before December 24, 1998, for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and owners of more than 10% of the Company's Common Shares, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% beneficial owners were complied with, except that one of Mr. Howley's Form 4 filings was not timely.

                                 OTHER MATTERS

     The Company has not selected its independent accountants for the current fiscal year. This selection will be made later in the year by the Board of Directors. Representatives of Arthur Andersen LLP, which served as the Company's independent public accountants during the fiscal year ended December 31, 1997, are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     If the enclosed proxy is executed and returned to the Company, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under the heading "Election of Directors," the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.

     When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect directors as set forth under the heading "Election of Directors." Under Ohio law and the Company's Amended and Restated Articles of Incorporation, as amended, broker non-votes and abstaining votes will not be counted in favor of or against any nominee. Director nominees who receive the greatest number of affirmative votes will be elected directors. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matter that will be presented for action at the meeting.

                                          By order of the Board of Directors,

                                          RAYMOND P. HEITLAND,
                                          Secretary

Dated: April 23, 1998

                                BOYKIN LODGING COMPANY

                                       P R O X Y
                                       ---------

              The undersigned hereby appoints ROBERT W. BOYKIN, PAUL A. O'NEIL AND ROBERT A. WEIBLE, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Boykin Lodging Company to be held at the Cleveland Marriott East, 3663 Park East Drive, Beachwood, Ohio 44122, on Tuesday, May 26, 1998, at 10:00 a.m., Cleveland, Ohio, time, or any adjournment thereof, and to vote the number of shares of the Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

              1. [ ] FOR (except as noted below), or [ ] WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified: Robert W. Boykin, Raymond P. Heitland, Albert T. Adams, Lee C. Howley, Jr., Frank E. Mosier, William H. Schecter and Ivan J. Winfield.

                 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                               PARTICULAR NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.)

              ---------------------------------------------------------------
              2. On such other business as may properly come before the
                 meeting.

              THE PROXIES WILL VOTE AS SPECIFIED ABOVE, OR IF A CHOICE IS NOT SPECIFIED, THEY WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

                                                Receipt of the Notice of
                                                Annual Meeting of
                                                Shareholders and Proxy
                                                Statement dated April 23,
                                                1998, is hereby acknowledged.

                                                Dated:                 , 1998
                                                      -----------------

                                                -----------------------------

                                                -----------------------------

                                                -----------------------------
                                                        Signature(s)

                                                (Please sign exactly as your
                                                name or names appear hereon,
                                                indicating, where proper,
                                                official position or
                                                representative capacity.)